Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Incorporation or
Name	Organization

First Horizon Pharmaceutical Cayman Limited	Cayman
First Horizon Pharmaceutical Ireland Limited	Ireland
First Horizon Pharmaceutical (Cyprus) Limited	Cyprus